Exhibit 3.3

CERTIFICATE OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOLARWINDS CORPORATION

*	*	*	*
Adopted in accordance with the provisions of Section 242 and 245 of the
General Corporation law of the State of Delaware

*	*	*	*
The undersigned, being an authorized officer of SolarWinds Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST:     The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on October 14, 2015 under the name of Project Aurora Parent, Inc.
SECOND:     The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Second Amended and Restated Certificate of Incorporation, as amended, in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the "Restated Certificate").
THIRD:    In accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Restated Certificate was duly approved and adopted by the Board of Directors of the Corporation.
*************************

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Third Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and the facts stated herein are true and accordingly has hereunto set his hand this ____ day of October, 2018.

SolarWinds Corporation
a Delaware corporation

By:
Name:
Title:

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOLARWINDS CORPORATION
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
ARTICLE I
The name of the corporation is SolarWinds Corporation (hereinafter referred to as the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”) and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.
ARTICLE IV
A.The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 1,050,000,000 shares, consisting of: 1,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).
B.Except as otherwise restricted by this Third Amended and Restated Certificate of Incorporation (this “Certificate”), the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.
Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.
C.The designations and the powers, preferences and rights and qualifications, limitations or restrictions of the shares of each class of stock are as follows:
1.Common Stock
(a)Each holder of record of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation on which holders of Common Stock are entitled to vote.
(b)The holders of shares of Common Stock shall not have cumulative voting rights (as defined in Section 214 of the DGCL).
(c)Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation if, as and when declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor.
(d)In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debt and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts, if any, to which any series of Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation remaining for distribution in proportion to the number of shares held by them, respectively.
(e)No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
2.Preferred Stock. The shares of Preferred Stock shall initially be undesignated and may be issued from time to time in one or more additional series by the Board of Directors. The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon a wholly-unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but, in respect of decreases, not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolutions originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.
ARTICLE V
The Corporation is to have perpetual existence.
ARTICLE VI
The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by law or by this Certificate or the bylaws of the Corporation, as the same may be amended from time to time (the

“Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
B.Subject to any rights of the holders of any series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement (as defined below) to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively from time to time by, (i) for so long as the Silver Lake Investors (defined herein) and Thoma Bravo Investors (defined herein) (collectively, the “Investors”) collectively hold, in the aggregate, at least 40% of the outstanding Common Stock of the Corporation, the Investors, or (ii) thereafter, resolution adopted by the affirmative vote of a majority of the directors then in office. “Silver Lake Investors” means Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., SLP Aurora Co-Invest, L.P. and their respective Affiliates (as defined in Article X). “Thoma Bravo Investors” means Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P. and Thoma Bravo Executive Fund XII-A, L.P. and their respective Affiliates.
C.Beginning immediately following the consummation of the Corporation’s initial public offering of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Initial Public Offering”), the directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, hereby designated Class I, Class II and Class III.
D.The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders after the Initial Public Offering, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Initial Public Offering and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Initial Public Offering. For the purposes hereof, the Board of Directors may assign directors already in office to the initial Class I, Class II and Class III at the time that the division of directors into classes becomes effective. At each annual meeting of stockholders after the Initial Public Offering, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected for a term expiring at the third succeeding annual meeting after their election and shall remain in office until their respective successors shall have been duly elected and qualified. Nothing in this Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot.
E.Subject to the rights of the holders of any series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement, dated on or about the date hereof, by and among the Corporation, the Silver Lake Investors, the Thoma Bravo Investors and certain other parties named therein (as amended, supplement, restated or otherwise modified from time to time, the “Stockholders Agreement”), (i) newly created directorships resulting from any increase in the authorized number of directors and (ii) any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by the Board of Directors (and not by stockholders), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. After the Initial Public Offering, a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
F.Subject to the rights of the holders of any series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement and notwithstanding any other provision of this Certificate, (i) prior to the first date on which the Investors and their Affiliates cease to beneficially own (directly or indirectly) in the aggregate at least 30% of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, directors may be removed with or without cause upon the affirmative vote of the Investors and their respective Affiliates which beneficially own shares of capital stock of the Corporation entitled to vote generally in the election of directors and (ii) on and after such date, directors may only be removed for cause (as defined below) and only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Unless the Board has made a determination that removal is in the best interests of the Corporation (in which case the following definition shall not apply), “cause” for removal of a director shall be deemed to exist only if (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been found by the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board called for that purpose, or by a court of competent jurisdiction, to have been guilty of willful misconduct in the performance of such director’s duties to the Corporation in a matter of substantial importance to the Corporation; or (c) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a director of the Corporation. Any director may resign at any time upon written notice to the Corporation.
G.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE VII
No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director of the Corporation, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
The Corporation shall indemnify any director or officer to the fullest extent permitted by Delaware law.
ARTICLE VIII
A.From and after the first date (the “Trigger Date”) on which the Investors, including through their Affiliates, cease to beneficially own (directly or indirectly), in the aggregate, at least 40% of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted.
B.Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies or (ii) prior to the Trigger Date, by the Secretary of the Corporation at the request of the Investors and their Affiliates that hold shares of capital stock of the Corporation then entitled to vote generally in the election of directors in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.
ARTICLE IX
A.In recognition and anticipation that: (i) the principals, officers, members, managers, partners, directors, employees and/or independent contractors of the Investors may serve as directors or officers of the Corporation, (ii) members of the Investors engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlay with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliate Companies (as defined below) may engage in material business transactions with the Investors, and that the Corporation is expected to benefit therefrom, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Investors and/or their respective principals, officers, members, managers, partners, directors, employees and/or independent contractors, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors, stockholders and employees in connection therewith.
B.To the fullest extent permitted by applicable law, neither the Investors nor any of their respective Exempted Persons shall have any fiduciary duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise) solely by reason of any such activities of the Investors or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Investor or any of its Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its Affiliated Companies for breach of any fiduciary or other duty (whether contractual or otherwise), as a director, officer or stockholder of the Corporation solely, by reason of the fact that any Investor or any Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies. For the avoidance of doubt, any member of the Investors and its Exempted Persons shall have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Corporation or its Affiliated Companies, (B) do business with any client or customer of the Corporation or its Affiliated Companies, or (C) make investments in competing businesses of the Corporation or its Affiliated Companies, and such acts shall not be deemed wrongful or improper.
C.In addition to and notwithstanding the foregoing provisions of this Article IX, the Corporation renounces any interest or expectancy of the Corporation of any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article IX shall amend or modify in any respect any written contractual agreement between any Investor on one hand and the Corporation or any of its Affiliated Companies on the other hand.
D.For purposes of this Article IX, “Affiliated Company” means any company controlled by the Corporation.
E.Notwithstanding anything to the contrary elsewhere contained in this Certificate and in addition to any vote required by law: (i) the affirmative vote of the holders of at least 80% of the voting power of all shares of Common Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article IX; provided however, that neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this Certificate inconsistent with this Article IX shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.
F.Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article IX.
G.To the extent that any provision or part of any provision of this Article IX is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of any other provision of this Article IX, and this Article IX shall be construed in all respects as if such invalid or enforceable provisions or parts were omitted.
ARTICLE X
A.The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
B.Notwithstanding any other provision in this Certificate to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(i)	(iprior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(ii)
upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the Voting Stock (as defined hereafter) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (a) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (b) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii)
at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Voting Stock which is not owned by such Interested Stockholder.

C.The restrictions contained in this Article X shall not apply if:

(i)
a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three‑year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(ii)
the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (a) constitutes one of the transactions described in the second sentence of this Section C(ii) of this Article X; (b) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (c) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority‑owned subsidiary of the Corporation (other than to any direct or indirect wholly‑owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section C(ii) of this Article X.
D.As used in this Article X only, and unless otherwise provided by the express terms of this Article X, the following terms shall have the meanings ascribed to them as set forth in this Section D of this Article X:

(i)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(ii)
“Associate,” when used to indicate a relationship with any Person, means (a) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner, or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(iii)	“Business Combination” means:

(a)
any merger or consolidation of the Corporation (other than pursuant to Section 251(g), Section 253 or Section 267 of the DGCL) or any direct or indirect majority‑owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section B of this Article X is not applicable to the surviving entity.

(b)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority‑owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation.

(c)
any transaction or series of transactions which results in the issuance or transfer by the Corporation or by any direct or indirect majority‑owned subsidiary of the Corporation of 10% or more of any class or series of Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) or Section 253 or Section 267 of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; or (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock.

(iv)
“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(v)
“Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority‑owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three‑year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article X to the contrary, the term “Interested Stockholder” shall not include: (x) the Investors or any of their Affiliates or Associates, including any investment funds managed by the Investors, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation; (y) any Person who would otherwise be an Interested Stockholder because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of 5% or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any party specified in the immediately preceding clause (x) to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(vi)
“Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its affiliates or associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section D(v) of Article X), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(vii)	“Person” means any individual, corporation, partnership, unincorporated association or other entity;

(viii)	“Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest;

(ix)
“Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE XI
The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws after the Trigger Date. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors). The stockholders shall also have power to adopt, amend or repeal the Bylaws. Subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) prior to the Trigger Date, any adoption, amendment or repeal of Bylaws shall be made solely by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, and (ii) after the Trigger Date, any adoption, amendment or repeal of Bylaws by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XII
Notwithstanding anything contained in this Certificate or the Bylaws to the contrary, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, (i) prior to the Trigger Date this Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, and (ii) after the Trigger Date the following provisions in this Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose: Article VI, Article VII, Article VIII, Article IX and Article X, Article XI and this Article XII.
ARTICLE XIII
If any provision of this Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate, and the court will replace such illegal, void or unenforceable provision of this Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate shall be enforceable in accordance with its terms.
ARTICLE XIV
Unless the Corporation consents in writing otherwise, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder (including a beneficial owner) of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers, employees or stockholders (including beneficial owners) arising pursuant to any provision of the DGCL, this Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers, employees or stockholders (including beneficial owners) governed by the internal affairs doctrine.